EXHIBIT 3.11

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            THE STANDISH CARE COMPANY

                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware

   The Standish Care Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

   1. The name of the Corporation is The Standish Care Company, which is also the name under which the Corporation was originally incorporated.

   2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 6, 1989. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 18, 1991 (the "First Restated Certificate"), and a Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 4, 1992 (the "Second Restated Certificate"). The Second Restated Certificate has been amended by: (a) a Certificate of Amendment filed with the Secretary of State of Delaware on August 23, 1993; (b) a Certificate of Designations of Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of Delaware on August 31, 1993; (c) a Certificate of Correction of Certificate of Designations of Preferred Stock filed with the Secretary of State of Delaware on September 1, 1993; (d) a Certificate of Retirement and Prohibition of Reissuance of Shares filed with the Secretary of State of Delaware on October 21, 1993; (e) a Certificate of Amendment filed with the Secretary of State of Delaware on June 8, 1994; (f) a Certificate for Renewal and Revival of Certificate of Incorporation filed with the Secretary of State of Delaware on May 3, 1995; (g) a Certificate of Amendment filed with the Secretary of State of Delaware on June 30, 1995; and (h) a Certificate of Designations of Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of Delaware on July 30, 1996.

   3. The Second Restated Certificate, as amended, is hereby further amended by striking out Article "FOURTH" thereof and by substituting in lieu thereof a new Article "FOURTH," changing the total number of shares of stock which the Corporation shall have authority to issue, to read as follows:

   FOURTH: The total number of shares of stock which the Corporations shall have authority to issue is:

   75,000,000 shares of Common Stock, $0.01 par value per share; plus

   345,268 shares of Preferred Stock, $0.01 par value per share.

   IN WITNESS WHEREOF, the undersigned Chairman of the Board and Assistant Secretary of The Standish Care Company have signed this Certificate of Amendment of the Restated Certificate of Incorporation as of this 3rd day of October, 1996.

   /s/ Michael J. Doyle
       Michael J. Doyle, Chairman of the Board

ATTEST:
/s/ Kenneth M. Miles
    Kenneth M. Miles, Assistant Secretary